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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                June 30, 2000                                    1-1225
                -------------                                    ------
Date of Report (Date of Earliest Event Reported)        (Commission File Number)


                       AMERICAN HOME PRODUCTS CORPORATION
                       ----------------------------------
             (Exact name of registrant as specified in its charter)

              Delaware                                   13-2526821
              --------                                   ----------
   (State or other jurisdiction of          (I.R.S. Employer Identification No.)
            incorporation)

   Five Giralda Farms, Madison, N.J.                       07940
   ---------------------------------                       -----
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code (973) 660-5000



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



Item 2.   Acquisition or Disposition of Assets
          ------------------------------------

          Effective June 30, 2000, American Home Products Corporation (the "Company") substantially completed the sale (the "Transaction") of its Cyanamid Agricultural Products business to BASF Aktiengesellschaft ("BASF"). The Company issued a press release on June 30, 2000 regarding this transaction. The press release is attached hereto as
          Exhibit 99.2. The Cyanamid Agricultural Products business manufactures, distributes and sells crop protection and pest control products, such as herbicides, insecticides and fungicides.

          The sale was made pursuant to a Purchase Agreement dated as of March 20, 2000 (Exhibit 10.1 hereof), and the First Amendment to the Purchase Agreement, dated as of June 30, 2000 (Exhibit 10.2 hereof), each of which is incorporated herein by reference. Under the terms of the Purchase Agreement, as amended, BASF paid the Company $3.8 billion in cash and assumed certain debt. The Company recorded an after-tax loss on the sale of this business of $1,573.0 million or $1.19 per share-diluted in the 2000 first quarter. The loss on the sale included closing costs, which were more than offset by after-tax operating income of the Cyanamid Agricultural Products business of $86.0 million from April 1, 2000 through June 30, 2000. However, the loss on the sale is due primarily to a difference in the basis of the net assets sold for financial reporting purposes compared to the Company's basis in such net assets for tax purposes. The difference related, for the most part, to goodwill that is not recognized for tax purposes. As a result, the transaction generated a taxable gain, requiring the recording of a tax provision, in addition to requiring a write-off of net assets in excess of the selling price.

          The selling price and terms of the Purchase Agreement, as amended, were determined based upon arms-length negotiations between the Company and BASF. No material relationship existed between Company and BASF or any of their respective affiliates, directors, officers or associates of any such directors or officers.

Item 7.   Financial Statements, Pro Forma Information and Exhibits
          --------------------------------------------------------

          (a) Financial Statements of Business Acquired.

              Not applicable.

          (b) Pro Forma Financial Information.

              Unaudited Pro Forma Consolidated Financial Information

          The unaudited pro forma consolidated statement of operations and related loss per share data for the year ended December 31, 1999 is based upon the Company's historical results from continuing operations, adjusted to reflect the impact of the Transaction as if it had occurred on January 1, 1999.

          The unaudited pro forma consolidated statement of operations for the year ended December 31, 1999 is not necessarily indicative of the Company's consolidated results of operations had the Transaction reflected therein actually been consummated on January 1, 1999, nor is it necessarily indicative of the Company's consolidated results of operations for any subsequent period.

          An unaudited pro forma consolidated balance sheet as of March 31, 2000 and an unaudited pro forma consolidated statement of operations for the three months ended March 31, 2000 will not be filed since the Cyanamid Agricultural Products business is reflected as a discontinued operation in the Company's unaudited consolidated financial information as of March 31, 2000 included in the first quarter Form 10-Q filed with the Securities and Exchange Commission ("SEC") on May 15, 2000. In addition, the Company's unaudited consolidated financial information for the period ended June 30, 2000 will reflect the completion of the Transaction.

          Further, the only required adjustment to the March 31, 2000 historical consolidated balance sheet, filed with the SEC, necessary to reflect the disposition of the Cyanamid Agricultural Products business would be to reflect the $3.8 billion of proceeds received, $2,944.8 million on an after-tax basis, and the resulting application of the proceeds to pay down outstanding commercial paper debt. Similarly, the only required adjustment to the March 31, 2000 historical consolidated income from continuing operations would be to reflect a reduction of $42.1 million of interest expense resulting from the pro forma pay down of commercial paper debt. This adjustment results in a pro forma income and diluted earnings per share from continuing operations of $1,773.4 million and $1.34, respectively, for the three month period ended March 31, 2000.

          (c) Exhibits

               10.1 Purchase Agreement by and among American Cyanamid Company,
                    American Home Products Corporation, and BASF
                    Aktiengesellschaft, dated as of March 20, 2000 is incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.
                    (Confidential treatment requested - confidential portions have been omitted and filed separately with the Commission)

               10.2 First Amendment to the Purchase Agreement, dated as of June
                    30, 2000, by and among American Cyanamid Company, American Home Products Corporation, and BASF Aktiengesellschaft. (Confidential treatment requested - confidential portions have been omitted and filed separately with the Commission)

               99.1 Press Release dated March 21, 2000.

               99.2 Press Release dated June 30, 2000.

                            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                    For the Year Ended December 31, 1999
                                  (In thousands, except per share amounts)


                                                                      Less: Agricultural
                                                   Historical         Products Business         Pro Forma
                                               ------------------     ------------------     ---------------
                                                                             (1)                  (2)(3)

Net Sales                                         $13,550,176            $1,668,980           $11,881,196
                                                 -------------         -------------         -------------

Cost of goods sold                                  3,692,522               669,966             3,022,556
Selling, general and administrative expenses        5,039,862               651,597             4,388,265
Research and development expenses                   1,739,960               152,455             1,587,505
Interest expense, net                                 213,866                     0               213,866
Other (income) expense, net                          (237,408)               18,289              (255,697)
Litigation charge                                   4,750,000                     0             4,750,000
Special charges                                       277,000               195,000                82,000
                                                 -------------         -------------         -------------
                                                   15,475,802             1,687,307            13,788,495
                                                 -------------         -------------         -------------
Loss before federal and foreign taxes              (1,925,626)              (18,327)           (1,907,299)

Provision (benefit) for taxes:
   Federal                                         (1,190,395)              (80,706)           (1,109,689)
   Foreign                                            491,890                82,257               409,633
                                                 -------------         -------------         -------------
                                                     (698,505)                1,551              (700,056)

Net Loss                                          ($1,227,121)             ($19,878)          ($1,207,243)
                                                 =============         =============         =============

Basic Loss per Share                                   ($0.94)                                     ($0.92)
                                                 =============                               =============

Diluted Loss per Share                                 ($0.94)                                     ($0.92)
                                                 =============                               =============

Average number of shares - basic (thousands)        1,308,876                                   1,308,876
Average number of shares - diluted (thousands)      1,308,876                                   1,308,876

See notes to unaudited pro forma consolidated statement of operations.

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NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
-----------------------------------------------------------------

1. Represents the statement of operations for the Cyanamid Agricultural Products business for the year ended December 31, 1999.

2. Included in the historical statement of operations and pro forma balances are continuing costs of approximately $24.0 million. Such costs include certain administrative, postretirement benefit, and overhead expenses that had been previously allocated to the Cyanamid Agricultural Products business.

3. Assuming the proceeds from the Transaction were received on January 1, 1999, such net proceeds, after tax, of $2,944.8 million would have been used to pay down outstanding commercial paper with a weighted average interest rate of 5.72%. By paying down such debt, the Company would have reduced interest expense by approximately $168.4 million for the year ended December 31, 1999. This adjustment would result in a pro forma net loss and diluted loss per share of $1,097.8 million and $0.84, respectively for the year ended December 31, 1999.








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                                    Signature
                                    ---------

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                       AMERICAN HOME PRODUCTS CORPORATION
                       ----------------------------------
                                  (Registrant)

                              By /s/ Paul J. Jones
                              --------------------
                                 Paul J. Jones

                         Vice President and Comptroller
                           (Duly Authorized Signatory
                         and Chief Accounting Officer)



Date: July 17, 2000










                                       6
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                                 Exhibit Index
                                 -------------

Exhibit No.                      Description
-----------                      -----------

   10.2 First Amendment to the Purchase Agreement, dated as of June 30, 2000 by and among American Cyanamid Company, American Home Products Corporation, and BASF Aktiengesellschaft.
            (Confidential treatment requested - confidential portions have been omitted and filed separately with the Commission)

   99.1     Press Release dated March 21, 2000.

   99.2     Press Release dated June 30, 2000.







                                      EX-1